As filed with the Securities Exchange Commission on October  , 1996


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                  ------------
                            PHASEOUT OF AMERICA, INC.
               (Exact name of Company as specified in its charter)

       Delaware                                          11-2873662
(State of Incorporation)                          (IRS Employer Ident. No.)

                     140 Broadway, Lynbrook, New York 11563
                                 (516) 599-1900
          (Address of Principal Place of Business and Executive Office)

                              CONSULTING AGREEMENT
                      BETWEEN PHASEOUT OF AMERICA, INC. AND
                             P.K. HICKEY & CO., INC.
                   CONSULTING AGREEMENT WITH JACK H. HALPERIN
                            (Full Name of the Plans)


             Bernard Gutman, 140 Broadway, Lynbrook, New York 11563
                     (Name and Address of Agent for Service)

                                  -------------

                                    Copy to:
                             Jack H. Halperin, Esq.
                          711 Third Avenue, Suite 1505
                            New York, New York 10017

                                  -------------

     Approximate date of commencement of proposed sale to public: as soon as practicable after the effective date of this Registration Statement.

                         CALCULATION OF REGISTRATION FEE


                                   Proposed       Proposed
                    Proposed       Maximum        Maximum          Amount
Title of Each       Amount         Offering       Aggregate        of Regist-
Securities Being    Being          Price          Offering         ration Fee
Registered          Registered     per share      price (1)        ----------
----------         ----------      ---------      ---------

Common Stock,
par value
$0.00003 (2)         150,000      $   0.03        $ 4,500          $   1.55

Common Stock
par value
$0.00003 (3)         150,000      $   0.03        $ 4,500          $   1.55

                                                     Total:           $ 3.20
                                                          $  100 minimum fee


(1)      Estimated solely for the purpose of calculating the registration fee.

(2) Represents shares underlying a consulting agreement which allows P.K. Hickey & Co., and/or its designees to receive 150,000 shares.

(3)      Represents shares  underlying a consulting  agreement which allows Jack
         H. Halperin and/or designee to receive 150,000 shares.

PART 1.   INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.   Plan Information

Registrant (sometimes referred to herein as the "Company") has entered into a certain consulting agreement dated January 4, 1996 (the "Consulting Agreement") with P.K. Hickey & Co., Inc. (Hickey). Pursuant to the Consulting Agreement, Hickey is to provide business and financial consulting services. As compensation for the services to be provided, the Company has provided Hickey with an aggregate of 150,000 shares of the Company's Common Stock. The Registrant is obligated to prepare and file this Registration Statement on Form S-8 upon issuance of the shares. The Shares are deliverable to Hickey as follows: 150,000 shares upon the effectiveness of this registration statement.

The Registrant has entered into a consulting agreement with Jack H. Halperin, Esq. ("Halperin") pursuant to which Halperin will provide legal advice for the Company with respect to proposed corporate transactions. As compensation for the services to be provided, Halperin is to receive 150,000 shares of the Company's Common Stock upon the effectiveness of the registration statement. The term of the agreement is February and March 1996.

Item 2.   Registrant Information and Employee Plan Annual Information.

Registrant shall provide each of the consultant, without charge, upon written or oral request, the documents incorporated herein by reference in Item 3 of Part II of this Registration Statement. Registrant shall also provide to consultants, without charge upon oral or written request, with all other documents required to be delivered to Consultant pursuant to Rule 428(b). Any and all such requests shall be directed to Registrant at 140 Broadway, Lynbrook, New York 11563, telephone (516) 599-1900.

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission are incorporated by reference:

     (a) Registrant's annual Report on Form 10-K for the period ended December 31, 1995, filed pursuant to Section 13(a) or 15 (d) of the Securities Exchange Act of 1934, which contains, either directly or by incorporation by reference, certified financial statements for the Company's latest fiscal year for which such statements have been filed;

     (b) All other reports, including but not limited to Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, filed by Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act;

     (C) All reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing such documents.


Item 4.   Description of Securities.

The authorized capital stock of the Company consists of 100,000,000 Shares of common stock, par value $.00003 per Share. The holders of common stock (I) have equal and ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors for the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have pre-emptive, subscription or conversion rights (there are no redemption or sinking fund provision applicable thereto); and (iv) are entitled to one non-cumulative vote per share, on all matters which shareholders may vote at all meetings of the shareholders.

Since its inception, the Company has not paid any cash dividend on its Common Stock and does anticipate that it will pay cash dividends in the foreseeable future.

Registrant is registering hereunder 300,000 shares of its authorized but unissued common stock. All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this Registration Statement, when issued, will also be fully paid for and non-assessable.

Item 5.   Interest of Named Experts and Counsel.

          Not Applicable.

Item 6.   Indemnification of Officers and Directors.

There is no charter provision, by-law, contract or other arrangement under which any controlling person, director or officer of Registrant is insured or indemnified in any manner against liability which he may incur in his capacity as such. However, pursuant to Delaware Corporation Law Section 145, Registrant may indemnify its directors, officers, employees and agents against liabilities which they may incur in their capacity as such.

Section 145 of Delaware  General  Corporation  law  contains  various  provision entitling directors, officers, employees or agents of the Company to indemnification from judgements, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, as the result of an action or proceeding (whether civil, criminal, administrative or investigative) in which they may be involved by reason of being or having been a director, officer, employee or agent of the Company provided said person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company (and, with respect to any criminal action or proceedings, had not reasonable cause to believe that the conduct complained of was unlawful). Also, the By-Laws of the

Company state that the indemnification provisions of Section 145 of the Delaware Corporation Code shall be utilized to the fullest extent permitted.

Item 7.   Exemption From Registration Claimed.

          Not Applicable.

Item 8.   Exhibits.

Exhibit No.     Title
-----------     -----

5.              Opinion of Jack H. Halperin regarding  the  legality of
                the securities registered.
10.(a)          Consulting Agreement with P.K. Hickey & Co., Inc.
10.(b)          Consulting Agreement with Jack H. Halperin
24.             Consent of Jack H. Halperin, counsel to Registrant, to
                the use of his opinion with respect to the legality of the securities being registered hereby -- included in Exhibit
                5.


Item 9.   Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such directors, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

a.   Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

     (I) include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement; and


     (iii)include  any  material   information  with  respect  to  the  plan  of
          distribution not previously
disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that Paragraph a(1)(I) and a(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in the post effective amendment is incorporated by reference from periodic reports filed by a small business issuer under the Exchange Act.

     (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment to the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the Town of Lynbrook, State of New York on the 14th day of February, 1996.

                                    Phase-Out of America, Inc.
                                    (Registrant)


                                    By: /s/ Bernard Gutman
                                        ---------------------
                                        Bernard Gutman , Chairman of the Board


Pursuant to the requirements of the 1933 Act, this Registration Statement or amendment has been signed by the following persons in the capacities and on the dates indicated.


     Signatures                      Title                            Date


/s/ Bernard Gutman
    ---------------------
    Bernard Gutman            Chairman of the Board of Directors
                              & Chief Executive Officer               2/14/96


/s/ James F. Leary
    ---------------------
    James F. Leary            Vice Chairman of the Board &
                              Director                                2/14/96


/s/ Irwin Pearl
    ---------------------
    Irwin Pearl               President, Chief Operating Officer
                              And Director                            2/14/96


/s/ Drew A. Gutman
   ---------------------
    Drew A. Gutman            Secretary-Treasurer and Director        2/14/96



/s/ Daniel Silkiss
   ---------------------
    Daniel Silkiss            Director                                2/14/96



/s/ Luther H. Hodges, Jr.
   ---------------------
    Luther H. Hodges, Jr.     Director                                2/14/96